EXHIBIT 99.1

News Release	Energy Partners, Ltd.

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL SUCCESSFULLY EMERGES FROM CHAPTER 11

$473 Million of Debt Converted to Equity

New Orleans, Louisiana, September 21, 2009… Energy Partners, Ltd. (“EPL” or, the “Company”) (Pink Sheets: ERPLQ.PK) (NYSE: EPL) announced that its Second Amended Joint Plan of Reorganization as modified as of September 16, 2009 (the “Plan”), filed with the United States Bankruptcy Court for the Southern District of Texas, became effective today, marking EPL’s emergence from its voluntary Chapter 11 restructuring. EPL also announced that it has entered into a $70 million credit facility led by General Electric Capital Corporation that will be immediately available to provide the Company with additional operating liquidity.

“Today Energy Partners reached the final milestone in what has been a very deliberate and successful financial restructuring,” said Alan D. Bell, Chief Restructuring Officer. “By converting a substantial amount of our debt to equity, we emerge from Chapter 11 with a much-improved capital structure. Our enhanced financial flexibility, including our new exit financing facility, will position us well within our industry. We are pleased to have completed this process so quickly through close collaboration with our stakeholders. The completion of our financial restructuring is a testament to the strength of our underlying business and we appreciate the unwavering support of our employees and vendors through this process.”

The Company entered into a $70 million senior secured credit facility with General Electric Capital Corporation as administrative agent and two financial institutions as lenders consisting of a $25 million term loan and a three-year revolving credit facility with $45 million available at closing. The Company also issued Senior Subordinated Secured PIK Notes due 2014 (the “Notes”) in an aggregate principal amount of $61.112 million pursuant to an Indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The Company received net proceeds of $55 million at closing from the issuance of the Notes. At the closing, the Company has drawn $25 million under the revolving credit facility.

In accordance with the terms of the Plan, the holders of the Company’s (i) 8.75% Senior Notes due 2010, (ii) 9.75% Senior Unsecured Notes due 2014 and (iii) Senior Floating Notes due 2013 collectively will receive their pro rata share of 95% of the outstanding common stock in the reorganized Company upon its emergence from bankruptcy, and the existing stockholders in the Company will receive the remaining 5%, in each case prior to any issuance of shares or options under customary employee incentive arrangements. Under the Plan, EPL will issue a total of 40 million shares of reorganized EPL common stock.

Current stockholders will receive approximately 0.06166332 shares of reorganized EPL common stock per share of existing common stock held, holders of the Company’s 8.75% Senior Notes due 2010 will receive approximately 82.04816992 shares of reorganized EPL common stock per $1,000 in principal amount held, holders of the Company’s 9.75% Senior Unsecured Notes due 2014 will receive approximately 84.55394278 shares of reorganized EPL common stock for each $1,000 in principal amount held and holders of the Company’s Senior Floating Notes due 2013 will receive approximately 81.76345569 shares of reorganized EPL common stock per $1,000 in principal amount held.

The reorganized EPL common stock will trade on the New York Stock Exchange under the ticker symbol EPL, and the Company anticipates that the reorganized common stock will begin trading later this week.

In addition to the 40 million shares to be issued under the Plan, EPL has reserved 1.237 million shares for issuance pursuant to the terms of its 2009 Long Term Incentive Plan.

As previously announced, in accordance with the terms set forth in the Plan, unsecured creditors are to be paid in full for all allowed prepetition obligations in cash. The Company anticipates making these payments to unsecured creditors shortly.

EPL has also satisfied its obligations to the Minerals Management Service (“MMS”), due upon its emergence from bankruptcy. As a result, the MMS’ March 23, 2009 order has been rescinded and the Company is in the process of restoring production at the federal portion of its East Bay field.

In conjunction with its emergence from Chapter 11, EPL appointed a new Chief Executive Officer and Board of Directors effective immediately. EPL has provided additional detail on these appointments in a separate press release issued September 21, 2009.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•	our ability to retain and motivate key executives and other necessary personnel while seeking to implement our plan of reorganization;

•	changes in general economic conditions;

•	uncertainties in reserve and production estimates;

•	unanticipated recovery or production problems;

•	hurricane and other weather-related interference with business operations;

•	the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities;

•	oil and natural gas prices and competition;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2008, Form 10-Q for the three months ended March 31, 2009, Form 10-Q for the three months ended June 30, 2009 and Current Reports on Form 8-K, for a discussion of these risks.

Additional Information and Where to Find It

Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830)

Energy Partners, Ltd.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jeremy Jacobs/Jed Repko (212-355-4449)